Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Completes Acquisition of Leading Brazilian Specialty Plant Nutrition Company

OVERLAND PARK, Kan. (October 3, 2016) – Compass Minerals (NYSE: CMP) today announced it has completed the purchase of all remaining interest in Produquímica Indústria e Comércio S.A. (Produquímica), one of Brazil’s leading manufacturers and distributors of specialty plant nutrients. As previously disclosed, the acquisition is expected to add $0.12 to $0.15 to earnings per share in 2016, excluding any purchase accounting adjustments.

“With this acquisition complete, Compass Minerals has delivered on a key component of our growth strategy. We have expanded the geographic scope of our operations into one of the world’s most important agriculture markets, broadened our portfolio of specialty plant nutrition products, and reduced our dependency on winter weather,” said Fran Malecha, Compass Minerals president and CEO. “I am delighted to officially welcome all of the employees and associates of Produquímica to Compass Minerals and look forward to the growth we can achieve as one company.”

Compass Minerals purchased 35 percent of Produquímica in December 2015. Total consideration for the remainder of Produquímica was approximately $465 million (based on a Brazilian Real-to-US$ exchange rate of R$3.25/US$1.00). This includes the purchase of equity valued at $328 million based on Produquímica’s estimated 2016 earnings, subject to customary, post-closing adjustments, and the assumption of approximately $137 million of net debt. The company expects to retire a portion of Produquímica’s debt during the fourth quarter of 2016.

Based in São Paulo, Brazil, Produquímica generated approximately R$1.2 billion in net revenue and R$198 million in EBITDA* as of the 12 months ending June 30, 2016. Produquímica operates two primary businesses – agricultural productivity and chemical solutions. The agricultural productivity division manufactures and distributes a broad offering of specialty plant nutrition solution-based products. These include micronutrients, controlled release fertilizers, and other specialty supplements used in direct soil and foliar applications, as well as through irrigation systems and for seed treatment. Produquímica also manufactures and markets specialty chemicals, primarily for the water treatment industry and for use in other industrial processes in Brazil. Both businesses are supported by robust research and development capabilities and a strong technical sales force, which have helped fuel Produquímica’s revenue and earnings growth. For the period from 2011 to 2015, Produquímica’s net sales and EBITDA* grew at 16 percent and 19 percent compounded annual growth rates, respectively.

Additional details regarding the transaction can be found in a Form 8-K the company filed today with the U.S. Securities and Exchange Commission.

*Earnings before interest, taxes, depreciation and amortization.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2016 and 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the expected additions to earnings per share and the timing and amount of debt retirement. The company uses words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including foreign exchange rates, the risk that the acquisition of Produquímica could disrupt the plans and operations of the company, Produquímica or both, and the risk that the company may not realize the expected financial and other benefits from the acquisition. For further information on risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.